Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Resonant Inc. of our report dated March 30, 2017 relating to the consolidated financial statements, appearing in the Annual Report on Form 10-K of Resonant Inc. for the year ended December 31, 2016, and to the reference to us under the heading “Experts” in the prospectus.

/s/Crowe Horwath LLP

Sherman Oaks, California
April 11, 2017